UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): June 27, 2007

Manaris Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-33199	88-0467848
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer ID)

400 boul. Montpellier Montreal, Quebec Canada H4N 2G7
(Address of principal executive offices and Zip Code)

(514) 904-6030
(Registrant's telephone number, including area code)

Copies to:
Darrin Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006
Tel: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On July 24, 2007, Manaris Corporation (“Manaris” or the “Company”) entered into a redemption agreement (the “Redemption Agreement”) with the holders (the “Holders”) of the majority of the Series B Subordinated Secured Convertible Notes (the “Series B Notes”) and its related Original Issue Discount Subordinated Secured Convertible Notes (the “OID Notes”) (collectively, the “Notes”) for an aggregate principal amount of approximately $2.1 million, and pursuant to the Redemption Agreement, the Company purchased the Notes for $2,249,053. Furthermore, pursuant to the Redemption Agreement, the Holders and the Company agreed to (i) have the Holders surrender 116,697 Series Y and 1,750,433 Series Z warrants (collectively, the “Warrants”) (half of the original Warrants issued to the Holders), and (ii) have the exercise price of the remaining balance of 1,867,130 Warrants, lowered to $0.11 per share, with no further ratchet or anti-dilution provisions adjustments. A copy of the form of the Redemption Agreement is filed as Exhibit 10.1 to this Current Report.

In connection with the redemption of the Notes, and to acquire the funds to purchase such Notes, the Company entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with a certain investor pursuant to which the Company sold to the Investor an 8.5% Senior Secured Demand Note (the “Demand Note”), in the form filed as Exhibit 10.4 to this Current Report, for the purchase price of $2,274,053. The Demand Note matures 3 Business Days (as defined in the Demand Note) after receipt by the Company of a written notice from the Investor and bears interest on the unpaid principal amount at an annual rate equal to 8.5%, computed on the basis of a 360-day year, with the accrued interest in arrears payable beginning on September 1, 2007 and the first Business Day of each calendar month thereafter until the date on which the entire principal amount of the Demand Note, and the aggregate accrued interest thereon, is paid in full. As more fully stated above, the gross proceeds of the Demand Note were used by the Company to redeem the Notes. In addition, the Investors also purchased a portion of the outstanding Notes directly from a certain holder, with the total amount of such purchase amounting to $0.2 million.

The Company's obligations under the Note Purchase Agreement and the Demand Note are secured by a subordinated lien on substantially all of the assets of the Company, pursuant to a Security Agreement (the “Security Agreement”) entered into by and between the Company, C-Chip Technologies Corporation, a wholly owned subsidiary of the Company, and the collateral agent (the “Collateral Agent”), on behalf of the Investor. The Security Agreement further provides that the Company’s other wholly owned subsidiary, Avensys, Inc., shall also be a party to the Security Agreement and its assets shall also secure the Demand Note, subject to (a) the remaining holders of the Notes either (i) having their Notes redeemed by the Company or purchased by the Investor, or (ii) obtaining consent to the placement of the liens contemplated by the Security Agreement and its related documents, and (b) the Investor and the Company obtaining permission from the current lien holders on all of Avensys’ assets (“Avensys Lien Holders”) to have the Investor enter into the Security Agreement with Avensys and having Avensys’ assets secure the obligations issued by the Company to the Investor, as subordinated to the Avensys Lien Holders. A copy of the form of the Security Agreement is filed as Exhibit 10.3 to this Current Report.

In connection with the Demand Note, the Company has agreed to pay legal and due diligence expenses of the Investor in an amount not to exceed $25,000. Furthermore, in connection with the transactions outlined above, the Company also incurred additional legal and miscellaneous fees of approximately $25,000.

The above descriptions are a summary and are qualified in their entirety by the terms of the various agreements and filings filed as Exhibits 10.1 - 10.8 to this Current Report.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

10.1	Form of Redemption Agreement.*
10.2	Note Purchase Agreement dated July 24, 2007, entered into by and between the Company and the entity whose name appears on the signature pages thereof.*
10.3
Security Agreement dated July 24, 2007, entered into by and between the Company, each of the direct or indirect subsidiaries of the Company and the collateral agent signatory thereto, on behalf of the investor.*

10.4	8.5% Senior Secured Demand Note issued dated July 24, 2007.*
10.5	Form of the Series B Subordinated Secured Convertible Note. (1)
10.6	Form of OID Note. (1)
10.7	Form of Series Y Warrant. (1)
10.8	Form of Series Z Warrant. (1)
99.1	Press Release dated July 30, 2007.*

*	Filed herewith.
(1)	Incorporated by reference to the exhibits filed by the Company in its Current Report filed with the SEC on Form 8-K on August 17, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANARIS CORPORATION

July 30, 2007	By:	/s/ Tony Giuliano
Tony Giuliano
Chief Financial Officer